SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

(Amendment No._ )*

YM BIOSCIENCES INC
(Name of Issuer)

Common Shares, No Par Value
(Title of Class of Securities)

984238105
(CUSIP Number)

April 15, 2011
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 19 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 984238105	13G	Page 2 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,100,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,100,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.34%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 984238105	13G	Page 3 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,100,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,100,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.34%
12	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. 984238105	13G	Page 4 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Offshore, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,979,825
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,979,825
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,979,825
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.51%
12	TYPE OF REPORTING PERSON (see instructions) OO - limited company

CUSIP No. 984238105	13G	Page 5 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,979,825
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,979,825
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,979,825
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.51%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 984238105	13G	Page 6 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Offshore GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,979,825
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,979,825
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,979,825
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.51%
12	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. 984238105	13G	Page 7 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Hybrid Offshore, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 953,666
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 953,666
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 953,666
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.86%
12	TYPE OF REPORTING PERSON (see instructions) OO - limited company

CUSIP No. 984238105	13G	Page 8 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Hybrid Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 953,666
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 953,666
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 953,666
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.86%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 984238105	13G	Page 9 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Hybrid Offshore GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 953,666
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 953,666
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 953,666
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.86%
12	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. 984238105	13G	Page 10 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,100,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,100,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.34%
12	TYPE OF REPORTING PERSON (see instructions) OO - limited liability company

CUSIP No. 984238105	13G	Page 11 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,166,509
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,166,509
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,166,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.96%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 984238105	13G	Page 12 of 19 Pages

1	NAMES OF REPORTING PERSONS HealthCor, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,166,509
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,166,509
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,166,509
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.96%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 984238105	13G	Page 13 of 19 Pages

1	NAMES OF REPORTING PERSONS Arthur Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,100,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,100,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.34%
12	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 984238105	13G	Page 14 of 19 Pages

1	NAMES OF REPORTING PERSONS Joseph Healey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,100,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,100,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,100,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.34%
12	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 984238105	13G	Page 15 of 19 Pages

Item 1 (a).	NAME OF ISSUER.

The name of the issuer is YM BIOSCIENCES INC (the “Company”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

The Company’s principal executive offices are located at 5045 Orbitor Drive, Building 11, Suite 400, Mississauga, ON L4W 4y4 Canada.

Item 2 (a, b, c).	NAME OF PERSON FILING:

This statement is filed by:

(i)	HealthCor Management, L.P., a Delaware limited partnership; Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ii)	HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iii)	HealthCor Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iv)	HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(v)	HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vi)	HealthCor Hybrid Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vii)	HealthCor Hybrid Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(viii)	HealthCor Hybrid Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ix)	HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(x)	HealthCor Capital, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(xi)	HealthCor, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(xii)	Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

(xiii)	Arthur Cohen, 12 South Main Street, #203 Norwalk, Ct 06854.

Both Mr. Healey and Mr. Cohen are United States citizens.

The persons at (i) through (xiii) above are collectively referred to herein as the "Reporting Persons".

CUSIP No. 984238105	13G	Page 16 of 19 Pages

Item 2(d).	TITLE OF CLASS OF SECURITIES: Common Shares, no par value per share, (the “Common Stock”)

Item 2(e).	CUSIP NUMBER: 984238105

Item 3.	Not applicable.

Item 4.	OWNERSHIP.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Collectively, HealthCor, L.P., HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 8,100,000  shares of the Common Stock of the Issuer.  By virtue of their position as feeder funds, HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. may be deemed beneficial owners of the shares of Common Stock owned by HealthCor Offshore Master Fund, L.P., and HealthCor Hybrid Offshore Master Fund, L.P., respectively.

HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P.  Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P.  Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds.  HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P.  Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P.

As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such shares of Common Stock.

Each of the Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock in excess of their actual pecuniary interest therein.

CUSIP No. 984238105	13G	Page 17 of 19 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

Item 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:
Exhibit I:  Joint Acquisition Statement, dated as of April 20, 2011.

CUSIP No. 984238105	13G	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  April 20, 2011

HEALTHCOR MANAGEMENT, L.P., for itself and as manager on behalf of (i) HEALTHCOR OFFSHORE, LTD. and (ii) HEALTHCOR HYBRID OFFSHORE, LTD.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
------------------------------------------------------------------
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
------------------------------------------------------------------
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
-----------------------------------------------------------------
Name:  John H. Coghlin
Title:  General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
-----------------------------------------------------------------
Name:  John H. Coghlin
Title:  General Counsel

HEALTHCOR ASSOCIATES, LLC By: /s/ John H. Coghlin ----------------------------------------------------------------- Name: John H. Coghlin Title: General Counsel
HEALTHCOR GROUP, LLC By: /s/ John H. Coghlin ----------------------------------------------------------------- Name: John H. Coghlin Title: General Counsel
JOSEPH HEALEY, Individually /s/ Joseph Healey -----------------------------------------------------------------
ARTHUR COHEN, Individually /s/ Arthur Cohen ----------------------------------------------------------------

CUSIP No. 984238105	13G	Page 19 of 19 Pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  April 20, 2011

HEALTHCOR MANAGEMENT, L.P., for itself and as manager on behalf of (i) HEALTHCOR OFFSHORE, LTD. and (ii) HEALTHCOR HYBRID OFFSHORE, LTD.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
-----------------------------------------------------------------
Name:  John H. Coghlin
Title:  General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
-----------------------------------------------------------------
Name:  John H. Coghlin
Title:  General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
-----------------------------------------------------------------
Name:  John H. Coghlin
Title:  General Counsel

HEALTHCOR ASSOCIATES, LLC By: /s/ John H. Coghlin ----------------------------------------------------------------- Name: John H. Coghlin Title: General Counsel
HEALTHCOR GROUP, LLC By: /s/ John H. Coghlin ----------------------------------------------------------------- Name: John H. Coghlin Title: General Counsel
JOSEPH HEALEY, Individually /s/ Joseph Healey ----------------------------------------------------------------
ARTHUR COHEN, Individually /s/ Arthur Cohen ----------------------------------------------------------------